Exhibit 23.1

Consent of the Independent Registered Certified Public Accountants

We consent to the use of our report dated February 27, 2007, with respect to the financial statements of BioSpecifics Technologies Corp. included in this Annual Report (Form 10KSB) for the Years Ended December 31, 2004 and December 31, 2005.

/s/ Bloom & Co., LLP

Certified Public Accountants
Hempstead, New York
February 28, 2007